Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Gerard Laurain	Jim Polson:
(312) 384-8041	1-866-268-4744

Neutral Tandem Announces Fiscal 2007 Third Quarter Results

CHICAGO, December 5, 2007 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of tandem interconnection services, today announced its third quarter of 2007 results.

“We are very pleased with our third quarter results,” said Rian Wren, President and Chief Executive Officer of Neutral Tandem. “Our strong financial performance is driven by our first-to-market advantage as a competitive tandem provider, combined with a network effect that creates more value as the number of connections to our network grows. During the third quarter, we continued our efforts to broaden our geographic presence, expand our customer base and grow the volume of minutes transited across our network.”

Third Quarter Results

Revenue increased 65% to $22.6 million for the three months ended September 30, 2007, compared to $13.7 million during the three months ended September 30, 2006. The increase in third quarter revenue was primarily related to an increase in the number of minutes processed by our network.

Billed minutes for the third quarter of 2007 were 10.7 billion, an increase of 64.6% versus the third quarter of 2006, as we further developed existing markets and customers.

Network and facilities expenses for the three months ended September 30, 2007 were $8.2 million, compared to $5.2 million for the three months ended September 30, 2006. This increase was largely due to greater traffic volumes transiting through the Neutral Tandem network and an increase in the number of markets in which we operate. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $7.2 million during the third quarter of 2007, compared to $4.3 million during the third quarter of 2006. A substantial portion of the increase resulted from higher professional fees related to regulatory proceedings with Level 3 Communications, LLC.

Pretax income for the three months ended September 30, 2007 was $3.5 million, up 84.2% from $1.9 million for the three months ended September 30, 2006.

Net income for the third quarter of 2007 was $2.0 million, or $0.08 per diluted share, compared to $2.2 million, or $0.09 per diluted share, in the third quarter of 2006. Included in net income for third quarter of 2007 is an increase in the non-cash charge for the change in the fair value of warrants of $0.4 million and an increase in income tax expense of $1.9 million.

Adjusted EBITDA, a non-GAAP measure, for the three months ended September 30, 2007 was $7.2 million, up nearly 71.4% from the three months ended September 30, 2006. The adjusted EBITDA margin for the quarter was 31.9%, up from 30.7% in the year ago period. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA.

We entered into nine new markets during the third quarter of 2007.

Year-to-Date Results

Revenue was $60.7 million for the first nine months of fiscal year 2007, compared to $37.9 million during the same period of fiscal year 2006, an increase of 60.2%.

Billed minutes for the first nine months of fiscal year 2007 were 29.2 billion, up 67.8% from 17.4 billion minutes in the same period of fiscal year 2006, as we further developed existing markets and customers.

Pretax income for the first nine months of 2007 was $8.4 million, up 47.4% from $5.7 million during the same period of fiscal year 2006.

Net income was $4.5 million for the first nine months of fiscal year 2007, or $0.18 per diluted share, compared to $5.5 million, or $0.23 per diluted share during the same period of fiscal year 2006. Included in net income for the first nine months of fiscal year 2007 is an increase in the non-cash charge for the change in the fair value of warrants of $1.6 million and an increase in income tax expense of $3.7 million.

Adjusted EBITDA, a non-GAAP measure, for the first nine months of fiscal year 2007 was $19.1 million, up approximately 70.5% compared to $11.2 million during the same period of fiscal year 2006. The adjusted EBITDA margin for the first nine months of fiscal year 2007 was 31.5%, up from 29.6% during the same period of fiscal year 2006.

We operated in 56 markets as of September 30, 2007, as compared to 47 markets as of June 30, 2007 and 26 markets as of September 30, 2006.

Business Outlook

Neutral Tandem’s forecasts are based on actual results for the first nine months of 2007, management’s current belief about minute-based revenue trends, expenses related to planned new markets, and the competitive environment.

Neutral Tandem estimates:

•	Revenue for the full year of 2007 is expected to be between $84.3 million and $84.7 million.

•	Adjusted EBITDA, a non-GAAP measure, for the full year of 2007 is expected to be between $26.9 million and $27.3 million.

•	Billed minutes for the full year of 2007 are estimated to be between 40.6 billion and 40.8 billion minutes.

•	Capital expenditures for the full year of 2007 is expected to be approximately $20 million.

Commenting on Neutral Tandem’s year-to-date results and expectations, Wren noted, “Our team has worked diligently towards achieving our strategic initiatives over the past several years. We believe our revenue and earnings growth thus far in 2007 are attributable to these efforts as well as the favorable industry environment in which we operate. Our recent initial public offering has put us in a position to fund our potential business expansion in select new markets and other general corporate purposes. We believe that our first-to-market position as a competitive tandem provider, combined with the network effect created as the number of connections to our network increases, positions us to continue to grow our business and drive shareholder value.”

Webcast and Conference Call

A webcast and conference call will be held today, Wednesday, December 5, 2007 at 10:00 a.m. Eastern Time. For those who desire to participate, the live webcast and an archived version will be available online at http://ir.neutraltandem.com/events.cfm. Participants can also access the call by dialing 800-240-2430. A replay of the call will be available approximately two hours after the call has ended and will be available for four weeks. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11103599#.

Cautions Concerning Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this news release regarding Neutral Tandem’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Neutral Tandem may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Neutral Tandem makes. Neutral Tandem has included important factors in the cautionary statements included in Neutral Tandem’s reports filed with the Security and Exchange Commission, particularly in the “Risk Factors” section of the Company’s prospectus filed pursuant to Rule 424 and available on its website, that Neutral Tandem believes could cause actual results or events to differ materially from the forward-looking statements in this news release. Neutral Tandem does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. is a leading provider of tandem interconnection services primarily to wireless, wireline, cable and VoIP providers. Founded in 2003, Neutral Tandem facilitates inter-carrier communications with a cost-effective alternative to the Incumbent Local Exchange Carrier (ILEC) network. Neutral Tandem’s solutions build redundancy, security and operational efficiencies into the nation’s telecommunications infrastructure. As of November 30, 2007, Neutral Tandem was capable of connecting approximately 245 million telephone numbers assigned to carriers. Please visit Neutral Tandem’s website at: www.neutraltandem.com.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue	$22,617	$13,680	$60,740	$37,864
Operating Expense:
Network and facilities expense (excluding depreciation and amortization)	8,199	5,225	21,417	14,621
Operations	3,354	2,984	11,734	8,150
Sales and marketing	392	354	1,235	1,149
General and administrative	3,467	964	7,373	2,785
Depreciation and amortization	2,795	1,761	7,766	4,464
Loss (gain) on disposal of fixed assets	23		(138)

Total operating expense	18,230	11,288	49,387	31,169

Income from operations	4,387	2,392	11,353	6,695

Other (income) expense
Interest expense, including debt discount of $30, $41, $107 and $88, respectively	395	370	1,318	848
Interest income	(222)	(210)	(639)	(556)
Change in fair value of warrants	681	302	2,312	727

Total other expense	854	462	2,991	1,019

Income before income taxes	3,533	1,930	8,362	5,676
Provision(benefit) for income taxes	1,561	(253)	3,911	157

Net income	$1,972	$2,183	$4,451	$5,519

Net income per share:
Basic	$0.37	$0.42	$0.84	$1.04

Diluted	$0.08	$0.09	$0.18	$0.23

Weighted average number of shares outstanding:
Basic	5,320	5,249	5,320	5,300

Diluted	25,024	23,924	24,781	23,629

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands except per share amounts)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$21,510	$20,084
Accounts receivable—net of allowance for doubtful accounts of $77 and $0, respectively	11,316	7,876
Deferred tax asset-current	1,631	2,699
Other current assets	3,215	866

Total current assets	37,672	31,525
Property and equipment—net	36,731	29,090
Restricted cash	419	397
Other assets	954	979

Total assets	$75,776	$61,991

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,189	$1,919
Accrued liabilities:
Circuit cost	4,545	2,735
Rent	1,117	948
Payroll and related items	2,370	891
Legal	1,200	81
Other	2,903	1,434
Current installments of long-term debt	4,610	5,317

Total current liabilities	22,934	13,325
Other liabilities	4,938	2,420
Deferred tax liability-noncurrent	1,937	2,026
Long-term debt —excluding current installments	4,204	7,585

Total liabilities	34,013	25,356
Commitments and Contingencies
Preferred convertible stock—Series A, par value of $0.001; 9,200,000 authorized shares; 9,000,000 shares issued and outstanding at September 30, 2007 and December 31, 2006 liquidation preference of $9.0 million at September 30, 2007	9,000	9,000
Preferred convertible stock—Series B-1, par value of $.001; 5,830,228 authorized shares; 5,737,416 shares issued and outstanding at September 30, 2007 and December 31, 2006 liquidation preference of $8.5 million at September 30, 2007	8,500	8,500
Preferred convertible stock—Series B-2, par value of $.001; 1,374,752 authorized shares; 1,352,867 shares issued and outstanding at September 30, 2007 and December 31, 2006 liquidation preference of $8.5 million at September 30, 2007	8,500	8,500
Preferred convertible stock—Series C, par value of $.001; 2,009,947 authorized shares; 1,909,947 shares issued and outstanding at September 30, 2007 and December 31, 2006 liquidation preference of $12.0 million at September 30, 2007	12,000	12,000
Shareholders’ equity:
Common stock—par value of $.001; 28,500,000 authorized shares; 5,320,645 shares and 5,319,434 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	6	6
Additional paid-in capital	1,483	806
Accumulated earnings (deficit)	2,274	(2,177)

Total shareholders’ equity (deficit)	3,763	(1,365)

Total liabilities and shareholders’ equity (deficit)	$75,776	$61,991

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Nine Months Ended September 30,
	2007	2006
Cash Flows From Operating Activities:
Net income	$4,451	$5,519
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	7,766	4,464
Deferred tax	979	—
Loss on disposal of fixed assets	(138)	—
Non-cash share-based compensation	667	198
Amortization of debt discount	107	88
Changes in fair value of warrants	2,312	726
Changes in assets and liabilities:
Accounts receivable—net	(3,440)	(3,783)
Other current assets	(1,418)	(1,129)
Other noncurrent assets	25	(212)
Accounts payable	245	273
Accrued liabilities	6,046	2,573
Noncurrent liabilities	206	252

Net cash flows from operating activities	17,808	8,969

Cash Flows From Investing Activities:
Purchase of equipment	(11,462)	(10,744)
Proceeds from sale of equipment	218	—
Increase in restricted cash	(22)	(34)
Purchase of short-term investments	—	(48,000)
Sale of short-term investments	—	52,450

Net cash flows from investing activities	(11,266)	(6,328)

Cash Flows From Financing Activities:
Net proceeds from the issuance of common shares	10	4
Purchase of common shares for retirement	—	(1)
Net proceeds from the issuance of preferred shares	—	11,926
Issuance of long-term debt	—	7,500
Cash paid for stock issuance cost	(931)	—
Principal payments on long-term debt	(4,195)	(2,458)

Net cash flows from financing activities	(5,116)	16,971

Net Increase In Cash And Cash Equivalents	1,426	19,612
Cash And Cash Equivalents—Beginning	20,084	1,291

Cash And Cash Equivalents—End	$21,510	$20,903

Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest	$1,063	$512

Cash paid for income taxes	$2,276	$781

Cash refunded for income taxes	$542	$—

Supplemental Disclosure Of Noncash Flow Items:
Investing Activity—Accrued purchases of equipment	$5,161	$4,410

Financing Activity—Warrants issued	$—	$289

Use of Non-GAAP Financial Measures

In this press release we disclose “EBITDA” and “Adjusted EBITDA”, which are non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income (loss) before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate the change in the fair value of warrants. We believe that the presentation of EBITDA and Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that EBITDA and Adjusted EBITDA facilitate company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of EBITDA and Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense and the change in fair value or warrants. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe EBITDA and Adjusted EBITDA are used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. We disclose the reconciliation between EBITDA and net income (loss) below to compensate for this limitation. While we use net income (loss) as a significant measure of profitability, we also believe that EBITDA, when presented along with net income (loss), provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income (loss) as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net income	$1,972	$2,183	$4,451	$5,519
Interest expense, net	173	160	679	292
Provision(benefit) for income taxes	1,561	(253)	3,911	157
Depreciation and amortization	2,795	1,761	7,766	4,464

EBITDA	$6,501	$3,851	$16,807	$10,432
Change in fair value of warrants	681	302	2,312	727

Adjusted EBITDA	$7,182	$4,153	$19,119	$11,159